Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464
Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES AWARDED
MARICOPA COUNTY, ARIZONA MEDICAID CONTRACT
Approximately $500 Million in Annual Revenue Projected

AVON, Conn. — June 12, 2007 — Magellan Health Services, Inc. (Nasdaq:MGLN) has been awarded a contract to manage behavioral health care for Medicaid recipients and other beneficiaries of the Maricopa County Regional Behavioral Health Authority.  The contract will begin September 1, 2007 and has an initial term through June 30, 2010 with options for the Arizona Department of Health Services to extend for two additional one-year periods.  Magellan was awarded the contract, which is considered the largest public sector behavioral health contract in the nation, over two other bidders in a competitive bidding process that culminated with the State of Arizona’s announcement of the result earlier today.

The contract is projected to generate annual revenue of approximately $500 million. The Company expects earnings from the contract to be slightly negative in 2007 due primarily to costs associated with implementation of the contract. However, there are certain material terms of the contract that are yet to be finalized that may impact these estimates.

Steven J. Shulman, chairman and chief executive officer of Magellan, said, “We are delighted to have been selected to manage the Maricopa County contract and look forward to working with the State of Arizona to realize the vision it has articulated for this landmark program. Our selection is testament to our public sector expertise and our ability to combine creative solutions with operational excellence to deliver a program that is accountable for meeting the needs of all stakeholders.”

René Lerer, M.D., president and chief operating officer of the Company, noted, “We proposed a model for doing business in Maricopa County that is grounded in the values we heard articulated time and again in our meetings with Maricopa stakeholders — respect, integrity, transparency, and collaboration. Now, we look forward to drawing on our significant experience around the country in carrying out successful transitions from an existing vendor to ensure a smooth transition for behavioral health recipients, their families, and the community as a whole.”

Known as the Maricopa County Regional Behavioral Health Authority, the program covers approximately 500,000 individuals who reside in the county, which includes the city of Phoenix, with approximately 70,000 adults and children receiving services. Under Arizona law, the bidders who were not awarded the contract have the right to file a protest seeking to overturn the award. There can be no assurance that a protest will not be filed, or that such a protest will not be successful. The mere filing of a protest may delay the implementation of the contract.

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MAGELLAN HEALTH SERVICES AWARDED MARICOPA COUNTY, ARIZONA MEDICAID CONTRACT

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Magellan manages public sector behavioral health care programs covering nearly two million individuals through direct contracts with government agencies in Florida, Iowa, Nebraska, Pennsylvania, and Tennessee.  It also manages behavioral health care as a subcontractor to leading health plans serving Medicaid programs in Indiana, Nevada, Ohio, and Texas.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is a leading specialty health care management organization. In addition to behavioral health care, the Company manages radiology benefits and specialty pharmaceuticals.  Its customers include health plans, corporations, and government agencies.

Cautionary Statement:  This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the contract to provide behavioral health care services to Medicaid recipients and beneficiaries of the Maricopa County Regional Behavioral Health Authority, and the anticipated start date, revenues, and earnings associated with such contract. These statements are based on management’s analysis, judgment, belief, and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries;  litigation; competition;  operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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